Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:
Judd P. Tirnauer
Executive Vice President & Chief Financial Officer

(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES AND PROVIDES UPDATED EARNINGS GUIDANCE FOR FIRST QUARTER OF FISCAL 2014
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Company Expects First Quarter Earnings to Be in the Lower Half of Its Prior Earnings Guidance Range and to Exceed Last Year's Results

Philadelphia, PA, January 9, 2014 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the first quarter of fiscal 2014 ended December 31, 2013, and announced that it expects its first quarter fiscal 2014 earnings to be in the lower half of its prior earnings guidance range and to be somewhat higher than last year's first quarter earnings.

Net sales for the first quarter of fiscal 2014 decreased 0.3% to $134.8 million from $135.3 million reported for the first quarter of fiscal 2013. Comparable sales data (which includes Internet sales) for the first quarter of fiscal 2014 and 2013 is presented in the table below.

	First Quarter Ended December 31,
	2013	2012
	% increase
Comparable Sales
Reported basis	0.7%	1.9%
Adjusted for calendar timing shift	1.1%	3.6%

The slight decrease in total reported sales for the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013 resulted primarily from decreased sales related to the Company's continued efforts to close underperforming stores, substantially offset by the increase in comparable sales.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "In the first quarter of fiscal 2014, our sales were slightly weaker than planned, reflecting the continued challenging overall economic environment which affected many retailers in the recent holiday shopping season. In spite of the sluggish sales environment, we were able to achieve our sixth consecutive quarter of comparable sales increases. Our sales for the quarter were slightly below the low end of our expected sales range, but with our continued tight management of expenses, we expect our earnings for the first quarter to be between $0.30 and $0.31 per share, which is in the lower half of our prior earnings guidance range of $0.29 to $0.34 per share that we provided in our November 21, 2013 press release, and somewhat higher than our first quarter fiscal 2013 earnings of $0.29 per share. Our first quarter fiscal 2014 earnings per share are expected to include approximately $0.02 per share of other charges related to the previously announced relocation of our headquarters and distribution facilities. Excluding the other charges, our adjusted earnings per share for the first quarter are expected to be between $0.32 and $0.33 per share, compared to our previous guidance of adjusted earnings per share between $0.31 and $0.36 per share, and an increase over first quarter fiscal 2013 adjusted earnings per share of $0.29 per share.

"Our total sales of $134.8 million for the first quarter were slightly below the low end of our sales guidance range of $135 to $139 million provided in our November 21 press release, primarily due to our reported comparable sales increase of 0.7%, which was slightly below the low end of our guidance range for a comparable sales increase of between 1.0% and 4.0% for the quarter.

"We remain focused on driving improvement in our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation, store environment and customer experience. Our progress in these sales-driving initiatives is evidenced by our six consecutive quarters of comparable sales increases, and we believe we are well positioned to continue to manage our business through this uncertain consumer environment, to continue to improve our sales performance, and to continue to make progress towards our key corporate goals."

For the quarter ended December 31, 2013, the Company opened five stores, including two Destination Maternity nameplate stores, and closed six stores, including three store closings related to Destination Maternity nameplate store openings. As of December 31, 2013, the Company operates 595 stores, 1,328 leased department locations and 1,923 total retail locations, compared to 621 stores, 1,266 leased department locations and 1,887 total retail locations operated as of December 31, 2012. The growth in the number of leased department locations at December 31, 2013 compared to December 31, 2012 resulted predominantly from the increase in the number of leased departments operated in buybuy BABY® stores. In connection with the Company's broad-based partnership with Bed Bath & Beyond Inc. and its subsidiary, Buy Buy Baby, Inc., the Company discontinued operation of its 124 remaining leased departments in Babies"R"Us stores in late October 2012 and began to open leased departments in select buybuy BABY stores. According to Bed Bath & Beyond Inc.'s latest public disclosure, as of January 8, 2014 there are 86 buybuy BABY stores. As of December 31, 2013, the Company operates leased departments in 77 buybuy BABY stores, an increase from the 59 leased departments operated in buybuy BABY stores as of September 30, 2013, and the 12 leased departments operated in buybuy BABY stores as of December 31, 2012.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday.  Thus, for each calendar quarter, there is a "days adjustment calendar shift" which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week.  In order to quantify and eliminate the effect on reported comparable sales results of the "days adjustment calendar shift", the Company also presents comparable sales on a calendar-adjusted basis. For the first quarter of fiscal 2014, calendar-adjusted comparable sales were measured for the period Tuesday October 1, 2013 through Tuesday December 31, 2013 compared to the period Tuesday October 2, 2012 through Tuesday January 1, 2013. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the first quarter of fiscal 2014 by approximately 0.4 percentage points. Thus, calendar-adjusted comparable sales for the first quarter of fiscal 2014 increased 1.1%, compared to the reported comparable sales increase of 0.7%. For the first quarter of fiscal 2013, the Company estimates the calendar shift unfavorably impacted its reported comparable sales by approximately 1.7 percentage points, primarily due to having one less Saturday in the first quarter of fiscal 2013 versus the first quarter of fiscal 2012.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of December 31, 2013, Destination Maternity operates 1,923 retail locations, including 595 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,328 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in the Middle East, South Korea and Mexico. As of December 31, 2013, Destination Maternity has 148 international franchised locations, including 128 shop-in-shop locations and 20 Destination Maternity branded stores. The 148 international franchised locations figure includes 117 franchised locations in India which will, as previously disclosed, close in March 2014 as a result of the Company being unable to reach mutual agreement on acceptable renewal terms with the Company's franchisee in India. Also, as previously announced, the Company expects its first franchise locations in Mexico to open in Spring 2014, pursuant to its franchise agreement with El Puerto de Liverpool, S.A.B. de C.V., the largest department store company in Mexico.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel,  expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocation of our headquarters and distribution center facilities with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.